UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2017

SEVEN STARS CLOUD GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

No. 4 Drive-in Movie Theater Park, No. 21 Liangmaqiao Road,

Chaoyang District, Beijing, China 100125

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into A Material Definitive Agreement

On December 7, 2017, Seven Stars Cloud Group, Inc. (the “Company” or “SSC”) entered into a Securities Purchase Agreement (the “BBD Purchase Agreement”) with Tiger Sports Media Limited, a Hong Kong limited liability company (“Tiger”) pursuant to which the Company agreed to purchase Tiger’s 20% equity ownership in BBD Digital Capital Group Ltd. (“BBD Capital”), a New York corporation. SSC will purchase the 20% equity from Tiger for a total purchase price of $9.8 million (the “Transaction”) which consists of $2 million in cash and $7.8 million to be paid in the form of the Company’s capital stock (valued at $2.60 per share and equal to 3 million shares of the Company’s common stock). SSC’s Audit Committee has reviewed the terms and conditions of the BBD Purchase Agreement, approved the BBD Purchase Agreement and recommended that the Company obtain a valuation report in connection with the Transaction. The valuation report will be received post-signing of the BBD Purchase Agreement with both parties agreeing that there is no obligation to close the Transaction until a satisfactory valuation report has been received, evaluated and approved by the Company’s Audit Committee. The Company shall pay the $2 million in cash upon the execution of the BBD Purchase Agreement and will issue the 3 million shares of Company common stock upon the closing of the Transaction which is contingent upon the receipt of a valuation report satisfactory to the Audit Committee. If the closing conditions to the Transaction are not satisfied then Tiger has agreed to refund the $2 million cash payment to SSC within 15 days of notice from the Company.

On December 7, 2017, the Company entered into a Securities Purchase Agreement (the “GuangMing Purchase Agreement”) with Shanghai GuangMing Investment Management Limited, a PRC limited liability entity (“GuangMing”), Tianjin Sun Seven Stars Culture Development Co. Ltd. (“Tianjin”) and Beijing Nanbei Huijin Investment Co. Ltd. (“Nanbei”, together with “Tianjin” and “GuangMing” collectively referred to herein as the “Sellers”). SSC will purchase 100% of GuangMing’s issued and outstanding shares (the “Acquisition”) for a total purchase price of RMB 2.4 million (approximately $363,436) (the “Purchase Price”). GuangMing holds a special fund management license and SSC’s purpose for making the Acquisition is to develop a fund management platform. The closing of the Acquisition is conditioned upon, among other things, the Sellers, including GuangMing, obtaining all of the necessary approvals from the Asset Management Association of China (“AMAC”), a self-regulatory organization which oversees and regulates fund management companies in China. In the event that AMAC does not accept the Sellers’ submission for change of ownership, the GuangMing Agreement shall be rescinded and the Sellers shall continue their ownership of GuangMing and shall refund any portion of the Purchase Price previously paid within 15 days of notice from the Company. The Guangming Purchase Agreement was approved by the Company’s Audit Committee and the closing of the Acquisition is also subject to the receipt of a fairness opinion and valuation report satisfactory to the Company and which concludes that the Purchase Price of the Acquisition is fair from a financial point of view to the Company. The fairness opinion and valuation report will be obtained following the execution of the GuangMing Purchase Agreement. The Acquisition is deemed to be a related party transaction because Tianjin is an affiliate of Bruno Wu, the Company’s Chairman and Chief Executive Officer.

The foregoing descriptions of the BBD Purchase Agreement and the GuangMing Purchase Agreement, respectively, are not purported to be complete and is qualified in its entirety by reference to the complete text of such agreements which we will file as exhibits to our next Annual Report on Form 10-K.

Item 3.02	Unregistered Sales of Equity Securities.

The information pertaining to the sale of shares of the Company’s common stock discussed in Item 1.01 of this Form 8-K is incorporated herein by reference in its entirety.

The Company issued the shares of its Common Stock in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVEN STARS CLOUD GROUP, INC.

Date: December 13, 2017	By:	/s/ Bruno Wu
Bruno Wu
Chief Executive Officer